AvVaa World Health Care Products, Inc. Agreement For
               Sales and Marketing Consulting With David J. Larson

     This Consulting Agreement (the "Agreement") is entered into and made effective as of this 10th day of January 2005 (the "Effective Date"), and will serve as the governing contractual agreement between AvVaa World Health Care Products, Inc., ("avVaa") with offices at P.O. Box 335, 3018 Schaeffer Rd, Falkland, BC, Canada VOE 1WO, and David J. Larson ("DJL") with offices at 1712 Arabian Lane, Palm Harbor, FL 34685. Collectively, both parties will be referred to as the "Parties".

     WHEREAS, avVaa markets, manufacturers and distributes a range of over-the-counter all-natural skin care products as defined in Exhibit "A"; and

     WHEREAS, DJL seeks to be a consultant to avVaa and the Parties desire to establish pursuant to this Agreement a mutually beneficial relationship through which DJL has special knowledge of complimentary new products, sales & marketing expertise to implement the avVaa Business Plan and skills relating to the identity of specific potential Customers of the Products as defined in Exhibit "B"; and


     NOW, THEREFORE, the Parties agree as follows.

1. Definitions. Terms used in this Agreement shall have the following meaning:

         1.1. "Customer" means a company listed in Exhibit "B" who enters into an Agreement to purchase the Products under terms approved and accepted by avVaa.

         1.2. "Net Sales Revenue" means monies collected by avVaa pursuant to Customer Agreements less any discounts, refunds, credits, costs of shipping, applicable sales taxes, value-added-taxes, or other extraordinary fees.

         1.3. "Price List" means avVaa's then-current Products price list, which is subject to change from time to time in avVaa's sole discretion, subject to a 30-day notice for new orders developed by avVaa.

         1.4. "Products" means avVaa's complete line of products that it manufactures, markets and distributes under avVaa's corporate umbrella.

2. Appointment. Subject to the terms and conditions set forth herein, avVaa hereby appoints DJL and DJL hereby accepts appointment, as a consultant to avVaa.

3. Term. The term of this Agreement shall commence as of the Effective Date and continue for one (1) year period (herein "Initial Period" or "Term") unless earlier terminated by avVaa or DJL as permitted under this Agreement.

4. Renewal. Subject to written notice by DJL and written acceptance by avVaa, at least thirty (30) days prior to the end of the Initial Term, DJL may renew this Agreement for an additional one (1)-year period.

5. Termination. Upon termination or non-renewal of this Agreement, DJL shall within ten (10) days of such termination return to avVaa all copies of the Products, including the copies of technical materials, brochures, marketing materials, and the like.

6. Supply of Products: avVaa will use commercially reasonable efforts to timely supply Customers with Products.

7.       Rights of DJL.

         7.1. Rights. avVaa grants to DJL the right to market and sell the Products to Customers in the territory during the Term and pursuant to the terms and conditions of this Agreement.

         7.2. Prohibitions. DJL is granted a right to market and present Products directly to Customers, but not to authorize other consultant contractors without the prior written approval by avVaa in the case of each additional consultant.

         7.3. Independent Contractor Status. The relationship of the party under this Contract shall be that of an independent contractor. This Contract does not establish or constitute an employee or franchisee relationship to avVaa. Notwithstanding anything to the contrary, avVaa reserves the right, in its sole discretion, to reject any Customer or Customer Contract, and DJL is not authorized to accept orders or make contracts in avVaa's name, or to transact any business in the name of avVaa's, or to assume or create any obligation or responsibility to any third parties binding upon avVaa in any manner whatsoever, unless prior specific written consent from avVaa.

8.       Obligations of DJL.

         8.1. Sales / Marketing. DJL agrees to use commercially reasonable efforts to market and sell the Products and agrees that its marketing efforts will be of high quality, in good taste, and will use its best efforts to ensure the professional image and reputation of avVaa and the Products. DJL also represents to conduct business in a manner that reflects favorably on the quality image of avVaa and its Products. The sole focus of DJL will be to implement and execute sales and marketing objectives based upon avVaa's Business Plan. DJL will interface with Dr. Moore and the Crossfire Group to insure their marketing and sales efforts are being executed in a timely manner to insure implementation of avVaa's business objectives.

         8.2. Competent Personnel. DJL agrees to maintain competency in any and all sales and marketing personnel so that each is reasonably knowledgeable of the features and advantages of the Products.

         8.3. Compliance with Laws. DJL shall comply with all applicable requirements of federal, state and local laws, ordinances, administrative rules and regulations.

         8.4. Identification. DJL shall identify itself as an authorized consultant to avVaa only with respect to the avVaa Products and shall otherwise identify itself as an independent businessman. Neither avVaa nor DJL shall make any express or implied agreements, guarantees or representations, or incur any debt in the name of or on behalf of the other.

         8.5. Non-Disparage. The Parties to this Agreement shall not disparage each other or their affiliates or their products or services, nor shall the parties to this Agreement disparage their respective competitors or the services or products of such competitors. This provision shall survive for three (3) years from the date of expiration or termination of this Agreement.

         8.6. Non-Compete. Representative shall not market, sell or resell competitive products similar to Products to Customers. This provision shall survive for one (1) year from the date of expiration or termination of this Agreement.

         8.7. Market Intelligence. DJL shall provide avVaa with market intelligence that it obtains in the course of its business and visa versa.

9.       Obligations of avVaa.

         9.1 Marketing Materials, Support & Training. avVaa shall make available initial and ongoing marketing materials, support and training as mutually agreed by both avVaa and DJL.

         9.2 Customer Support. avVaa shall be responsible for the provisioning of all Customer Products shipments and technical support.

         9.3 Customer Billing and Collections. avVaa shall be responsible for all Customer billing, collections and receivables at no charge or expense to DJL for all shipments of Products.

10.      Compensation.

         10.1 Raising Working Capital for AvVaa. DJL shall earn a finders fee of 7.5% of the gross proceeds raised for avVaa or any of its affiliates during the term of this contract. Proceeds shall be paid to DJL within 14 days after closing, at which time avVaa would be in control of the proceeds.


         10.2 DJL will provide the support, implementation and execution of the avVaa initial sales plan for the first year for: 1) Stock in the amount of 350,000 (Three Hundred Fifty Thousand) of non-registered

                  "144" stock with a legend affixed to the stock certificate. (At which time the "144" stock is eligible to have the legend removed, avVaa will at no charge have the Opinion Letter written and forwarded to avVaa's Transfer Agent for processing. If a registration should occur at anytime prior to the first year of DJL's anniversary date of issuance, avVaa will register said shares along with any other S-8 registrations being processed at that time. 2) DJL will be issued 250,000 (Two-Hundred Fifty Thousand) avVaa "S8" free trading shares within 10 business days after this agreement is signed by avVaa. Fifty percent (50%) of the proceeds from the S8 shares will be used for travel expenses for implementation of the avVaa sales plan and (50%) of the shares will be used as compensation for services performed. (Travel expenses will be split equally between avVaa and DJL up to the net proceeds of 125000 shares of S8 stock.) All shares are to be issued at
                  0.001 cents per share and not at market price since this type of compensation is for work performed.

         10.3 DJL will provide the initial business plan for the avVaa coatings line of products prior to 12-31-05.

                  Commissionable Sales. DJL will receive a commission of 2% on all avVaa gross sales that are brought to the table by DJL on a monthly basis.

         10.4     New Product Introductions. DJL will receive 150,000 shares of
                  (144) restricted avVaa stock for each new product that is incorporated into the AvVaa product mix and business plan brought into the company by DJL. The "144" shares will be issued to DJL 14 days after the first sale of the new product through avVaa's regular course of distribution channels. Additionally, DJL will receive a 5% commission on all gross sales of new products that are incorporated into the avVaa product lineup in year one that are brought to the table by DJL.. If the contract is renewed for a five year period then the commission structure would be: Year 1= 5%, Year two= 4%, Year three= 3%, Year two= 2%, Year one= 1%

         10.5 Sales Records and Reports. avVaa agrees to maintain a complete, clear and accurate record for at least two (2) years of any and all Products sales transactions to Customers during the Term of this Agreement. Upon ten (10) days advance notice, avVaa shall permit DJL or persons designated by DJL, bound to the same non-disclosure provisions of this Agreement, to inspect records pertaining to such Products transactions to ensure compliance by avVaa with its obligations to DJL. Any such inspection and audit shall be conducted during regular business hours and in such a manner as not to interfere with normal business activities of avVaa. Under no circumstances shall such an audit be performed on a contingency basis. The costs for such inspections will be solely born by DJL.

11.      Use of avVaa Trademarks and Service Marks.

         11.1. Trademarks. avVaa hereby grants DJL for the Term of this Agreement a non-transferable, royalty-free license to use "avVaa", in logo form as used by avVaa, and the applicable Products trademarks (collectively, the "Trademarks") solely in DJL marketing, advertising and promotion of the Products. DJL shall use in accordance with the then-current use policies. DJL agrees not to attach any additional trademarks, logos or trade designations to the Products. DJL further agrees not to affix any Trademarks to Products other than the genuine Products. DJL agrees to cooperate with avVaa in facilitating avVaa's monitoring and control of the nature and quality of such products and to supply avVaa with specimens of use of the Trademarks upon request.

         11.2. Limitation of Trademarks License. DJL is prohibited and may not use the avVaa name or any Trademarks as any part of their company name unless otherwise explicitly granted permission in writing to do so, and in no case for a period beyond the Term of this Agreement. Whenever DJL uses or displays the Trademarks in marketing or advertising materials, DJL shall do so only in accordance with the restrictions set forth in avVaa's then-current policies, which are updated from time to time.

         11.3. Ownership of Proprietary Rights and Non-Disclosure. DJL acknowledges that the Products and Trademarks are proprietary to avVaa and that avVaa retains exclusive ownership thereof, and DJL will take all reasonable measures to protect avVaa's proprietary rights therein. Except as provided herein, DJL is not granted any rights to patents, copyrights, trade secrets, trade names, trademarks (whether registered or unregistered), or any other rights, franchises or licenses with respect to the Products. In addition, either Party may be exposed to certain information concerning the other party's proposed new products, services, market strategies and/or financial performance that is confidential and proprietary to the other party ("Confidential Information"). The Parties agrees that during and after the Term of this Agreement, the Parties will not use or disclose to any third party any Confidential Information without the prior written consent of the originating party, except DJL may disclose Confidential Information to its employees if reasonably necessary to allow DJL to perform under this Agreement and to obtain the benefits thereof. This paragraph shall not apply to Confidential Information which (i) is shown to have been known, available or developed by the receiving party independent of any disclosure by the other party; or (ii) is or becomes available to the public through no breach of this Agreement; or (iii) is furnished to a third party by the original disclosing party without similar restriction on the third party's rights; or
                  (iv) is lawfully obtained from a third party without restriction and without breach of this or any other Agreement. Neither party shall be liable for disclosure of any Confidential Information as required by law or in response to a valid order of a court of competent jurisdiction or authorized government agency; provided however, that the party who discloses Confidential Information under such circumstances shall attempt to give notice to allow the other party to request a protective order.

12.      Warranty.

         12.1. Products. avVaa only warrants the Products to Customer pursuant to the terms and conditions of Customer orders accepted by DJL. No warranty is extended to DJL, except as provided below;

         12.2. Proprietary Rights Indemnity. avVaa shall defend at its own expense any claim, suit or proceeding brought against DJL or Customers insofar as it is based on a claim that the Products infringe upon any patent or copyright, trademark, trade secret, or other intellectual property right. DJL agrees to:
                  (i) give avVaa written notice of any such claim and (ii) allow avVaa to control, and fully cooperate with DJL in the defense and all related settlement negotiations. avVaa shall pay all damages, costs and expenses finally awarded to third parties against DJL, but shall not be responsible for any settlement made without its consent. Upon notice of an alleged infringement or if in avVaa's opinion such a claim is likely, avVaa shall, at its option, obtain the right to continue the manufacture of the Products, substitute other services with similar operating capabilities, or modify the Products so that they are no longer infringing.

         12.3. Defective Product Indemnity. avVaa agrees to indemnify and hold harmless DJL and their successors and assigns, from any claim, action, liability, loss, damage or suit based on defective Products or installation. In the further event avVaa shall fail to so defend and/or indemnify and save harmless, then in such instance DJL and/or its shareholders shall have full rights to defend, pay or settle said claim on their behalf and with full rights to recourse against avVaa for all fees, costs, expenses and payments made or agreed to be paid to discharge said claim.

         12.4. Limitations and Disclaimer. Except for the express warranties set forth above, avVaa makes no other warranties relating to the Products, express or implied, and expressly excludes any warranty of non-infringement, fitness for a particular purpose or merchantability. No person is authorized to make any other warranty or representation concerning the performance of the Products other than as provided by avVaa. DJL shall make no other warranty, express or implied, on behalf of avVaa.

         12.5. Mutual Indemnification. Each party will indemnify the other party against and hold it harmless from: (i) any and all claims of their respective employees, agents or sub contractors or sub representatives for wages, salaries, employee benefits, and contract service fees or payments, and
                  (ii) any and all claims of their respective employees for personal injuries (including death) or property damage suffered or incurred, other than such claims arising from or based on the acts, gross negligence, or willful misconduct of the other party or the employees, agents, or sub representatives of such other party who undertake activities in connection with this Agreement, and (iii) any and all claims for personal injury (including death) or property damage arising from or based on the acts, gross negligence, or willful misconduct of such party or the employees, agents, or sub representatives who undertake activities in connection with this Agreement. avVaa agrees to indemnify and hold DJL harmless from any loss, damage, injury, liability or claims, including physical damage to person or property, arising from any act or omission of avVaa, while: (i) engaged in the performance of this Agreement or in connection with the performance obligations of the services under this Agreement or (ii) being or as a result of being on the avVaa premises, unless the damages or injury has arisen as a direct result from gross negligence or willful misconduct by DJL.

13.      Termination.

         13.1. Without Cause. avVaa or DJL may terminate this Agreement within the Initial Period without cause or prejudice upon thirty (30) days prior written notice.

         13.2. With Cause. avVaa may terminate this Agreement following written notice by avVaa to DJL of a material breach of this Agreement by the other party if such breach is not cured within thirty (30) days of such notice.

         13.3. Rights upon Termination. Upon termination or non-renewal of this Agreement, DJL shall immediately (i) discontinue any and all use of Trademarks, including but not limited to such use in advertising or business material of DJL; (ii) remove and return to avVaa, or destroy at avVaa's request, any intellectual property supplied and or created by avVaa or Representative and all promotional materials supplied by avVaa; (iii) cease holding itself out, in any other manner, as an authorized consultant of avVaa Products, and notify and arrange for all publishers and others who may identify, list or publish DJL's name as a consultant for the Products (including, but not limited to, publishers of web sites, web pages, telephone directories, yellow pages and business directories) to discontinue such listings. 13.4. In the event of death of DJL or any event where DJL is not able to function his assigned objectives for avVaa in a normal capacity, all sales commissions will cease within six months from the time DJL is no longer able to perform his outlined functions in this agreement. All warrants and stock (144 or S8) will remain in the DJL estate

14.      Miscellaneous.

14.1. Notices. Any notices permitted or required under this Agreement shall be in writing, and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally;
         (ii) by courier upon written verification of receipt; (iii) by facsimile when confirmed by facsimile transmission; or (iv) by certified or registered mail, return receipt requested, ten (10) days after deposit in the mail.

         14.1.1.  Any notices provided by avVaa to DJL shall also be served on;

                  David J. Larson
                  1712 Arabian Lane
                  Palm Harbor, FL 34685

         14.1.2.  Any notices provided by DJL to avVaa shall also be served on;

                  AvVaa World Health Care Products, Inc.
                  Attention: Mr. Jack Farley
                  3018 Schaeffer Rd
                  Falkland, BC, Canada VOE 1WO


         14.2. Assignment. This Agreement may not be assigned by DJL without the prior written approval of avVaa. The covenants and conditions contained in this Agreement shall apply to and bind the successors and permitted assigns of the Parties hereto.

         14.3. Waiver. The waiver by either party of a breach of any provisions contained herein shall be in writing and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself.

         14.4. Severability. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such provision within the limits of applicable law or applicable court decisions.

         14.5. Injunctive Relief. It is expressly agreed that a violation of Paragraphs 7. ("Rights of avVaa"), 11. ("Use of avVaa Trademarks and Service Marks"), or 11.3. ("Ownership of Proprietary Rights and Non-Disclosure") of this Agreement will cause irreparable harm to avVaa and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, avVaa will be entitled to an injunction or other equitable remedies in all legal proceedings in the event of any threatened or actual violation of any or all of the provisions hereof.

         14.6. Controlling Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to any conflict of laws provision(s). The parties agree that all actions and proceedings arising in connection with this agreement shall be determined exclusively by binding mediation/arbitration in accordance with the then-current commercial dispute procedures of the American Arbitration Association, and will be conducted exclusively in the country of Canada, British Columbia. The arbitration shall be "self-executing", such that no order to compel by any court is necessary to enforce compliance with the terms of this paragraph against a party who declines to voluntary participate in the AAA procedure. Should one of the
                  -------------------------------------------------------------
                  Parties fail to respond to a request to arbitrate or otherwise
                  --------------------------------------------------------------
                  decline to participate in the procedure, the AAA
                  ------------------------------------------------
                  administration shall appoint a neutral third arbitrator who is
                  --------------------------------------------------------------
                  empowered by this paragraph to entertain evidence from the
                  ----------------------------------------------------------
                  participating party and enter a binding award accordingly. The
                  ---------------------------------------------------------
                  Parties expressly submit to the jurisdiction of British Columbia, AAA arbitrator, and voluntarily waive any right to assertion of the principle of "inconvenient forum." The Parties waive any rights that either party might have to consequential, multiple or punitive damages. The Parties each expressly forever waive any right to trial by jury, or to any appeal of the arbitrator's decision. The prevailing party in any such dispute shall be entitled to attorney's fees and costs at the discretion of the arbitrator, and the award of the arbitrator may be rendered as a judgment by a British Columbia federal court.

         14.7. Address Change. A party's addition to or change in the address from the address first set forth above shall require written notice to the other party.

         14.8. Counterparts. This Agreement may be signed in two counterparts that together shall form a single agreement as if both parties had executed the same document. This Agreement may be circulated and delivered by telefax transmission, and telefax signatures shall be binding as original signatures.

         14.9. Subcontractors and Affiliates. Any and all subcontractors and/or affiliates of DJL shall be bound by the same terms and conditions of this Agreement.

         14.10. Warranty. Each party warrants that it has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on its behalf has been duly authorized and empowered to enter into this agreement. Each party further acknowledges that it has read this Agreement, understands it and agrees to be bound by it.

         14.11. Entire Agreement. This Agreement supersedes and replaces any oral or written agreement previously entered into between the Parties. AvVaa's failure to enforce any provision of this Agreement shall not constitute a waiver of any provision of this Agreement. The provisions of this Agreement shall be deemed severable. In the event that any provision of this Agreement is determined to be unenforceable or invalid, such provision shall nonetheless be enforced to the fullest extent permitted by applicable law, and such determination shall not affect the validity and enforceability of any other remaining provisions of this Agreement. This Agreement, together with all schedules attached hereto and all writings incorporated herein by reference, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement. Since both parties have engaged in the drafting of this Agreement, no presumption of construction against any party shall apply.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth below.


Accepted By:                                   Accepted By:

AvVaa World Healthcare Products, Inc           David J. Larson

/s/ Jack Farley                                /s/ David J. Larson
----------------------------------             -------------------------------
Authorized Signature                           Authorized Signature

Jack Farley                                    David J. Larson
----------------------------------             -------------------------------
Print Name                                     Print Name

President                                      An Individual
----------------------------------             -------------------------------
Title                                          Title

January 18, 2005                               January 18, 2005
----------------------------------             -------------------------------
Date                                           Date

                                    EXHIBIT A
                                     PRODUCT

                              Product Descriptions
                              --------------------



AvVaa World Healthcare Product's Inc. have developed a range of over-the-counter, steroid-free, all natural skin care products which provide relief from the symptoms and reduce the recurrences of specific skin disorders, including eczema, psoriasis, dermatitis, acne and other types of skin conditions.

1) Neuroskin Spray
2) 2) Dermac Spray
3) ItchX
4) Nail Fit
5) Razor-Rash
6) Any future products developed by avVaa while this contract is in force

                                    EXHIBIT B
                                    CUSTOMERS

Company Name               Address                 Line of Business/Application
------------               -------                 ----------------------------